Exhibit 99
To the
Board of Directors of
Duravest, Inc.
1040 S. Milwaukee Ave., Suite 250
Wheeling (Chicago), IL 60090
U.S.A.

09. Dezember 2007

Board Resignation

Dear Prof. Dr. Kolb,
dear Mr. Chabursky,
dear Mr. Huber,

It has come to my attention that Duravest, Inc. has filed a complaint with the United States District Court / Southern District of New York against Viscardi AG et al.

As a member of the Board of Directors of Duravest Inc., I have been informed neither of the fact that Duravest. Inc. plans a complaint against Viscardi AG, nor of a corresponding mandate to the attorneys RAS Associates PLLC. In fact, I have been informed by Mr. Hednrick Hammje that these decisions have been taken solely by the management and that no meeting of the board of directors has been duly convened to authorize them.

The unauthorized actions of the management have been in violation of the company's by-laws and the unauthorized complaint against Viscardi AG makes it now impossible for me to continue to serve the Board of Directors of Duravest, Inc. in accordance with my standards of professionalism and business ethics.

Therefore I herewith resign with immediate effect from my position as director of Duravest, Inc.

Yours sincerely

/s/ Friedrich-Wilhelm Gobel

Friedrich-Wilhelm Gobel

VISCARDI AG Investment Banking • D-80333 Munchen, Brienner Strasse 1
Vorstand: Friedrich-Wilhelm Gobel, Barbara Thatig • Aufsichtsrat-Vorsitz: Dr. Heinrich Lubbert
Munchen HRB 124583 • Bayerische Hypo-und Vereinsbank   BLZ 70020270   Konto 6658992S4
Telefon: +49 (89) 25558-0 • Telefax: +49 (89) 25558-100 • Email: info@viscardi.com